Exhibit 99.1

Archeo Announces Increased Quarterly Domain Sales

SEATTLE – (BUSINESS WIRE) – April 29, 2013 – Archeo, Inc., a division of Marchex, Inc. (NASDAQ: MCHX), today announced domain sales for the first quarter of 2013 were $1.4 million, which was comprised of 50 domains sold.

In the fourth quarter of 2012, 31 domains were sold for $863,000. The average price of a domain in the first quarter of 2013 was $27,233 as compared to $27,823 in the fourth quarter of 2012.

“Our focus in the first quarter was adding people and technology to scale our domain marketplace,” said Rod Diefendorf, Archeo Chief Operating Officer. “These sales figures during this initial stage of Archeo’s development help illustrate the value of our domain assets and position us well for the future.”

In November 2012, Marchex, Inc. announced its intention to spin off its domain assets into Archeo, a separate public company that would function as a premium domain and advertising marketplace. The spin-off is expected to be finalized this summer.

Marchex also published a sample list in November 2012 of 2,000 of its more than 200,000 top domains. Only a few domains have been sold since then, highlighting the considerable depth to the portfolio, Diefendorf said.

“We feel good about Archeo’s progress in the first quarter,” Diefendorf said. “We’re establishing a great team and a scalable platform to take this marketplace to the next level.”

Below is a list of the top 20 domains sold in the first quarter of 2013.

1.	Swash.com
2.	Aprons.com
3.	ProLabs.com
4.	Ideally.com
5.	Colette.com
6.	AffordableInsurance.com
7.	ProTrader.com
8.	WebFleet.com
9.	GlobalJourney.com
10.	DreamProducts.com
11.	IraqiDinar.com
12.	APNetwork.com
13.	OnlyMoney.com
14.	MovingDirectory.com
15.	BusinessMan.com
16.	CoolGift.com
17.	WebWatcher.com
18.	Hakka.com
19.	Poliya.com
20.	Diatomaceousearth.com

About Archeo

Archeo, Inc., a division of Marchex, Inc., is a premium domain and advertising marketplace that enables the buying, selling and development of digital properties and advertising inventory. In November of 2012, Marchex announced its intention to spin-off Archeo into a distinct, publicly-traded entity. Archeo has filed an initial Form 10 Registration Statement with the U.S. Securities and Exchange Commission in connection with Marchex’s previously announced plan to pursue the separation of its business into two public companies which is expected to be completed in 2013.

Upon completion of the spin-off transaction, Archeo’s technology-based business will be comprised of two complementary areas: (1) a Domain Marketplace, which includes our platform to purchase, manage and sell domains, including more than 200,000 domains which we own today; and (2) an Advertising Marketplace, which includes our online and mobile advertising network, where we sell advertising on a variety of publishers and on our own digital properties.

About Marchex

Marchex, Inc. delivers customer calls to businesses and analyzes those calls so companies can get the most out of their mobile advertising.

Marchex supports its customers through a unique technology platform that has three primary components: (1) Call Analytics, which powers all of our advertising solutions, and allows partners to leverage data and insights that accurately measure the performance of mobile, online and offline call advertising; (2) Digital Call Marketplace, which annually connects millions of consumer calls to our advertisers from a range of mobile and online sources on a Pay For Call basis; and (3) Local Leads, a white-labeled, full service digital advertising solution for small business resellers that drives quality phone calls and other leads to their small business advertisers.

On November 1, 2012, Marchex announced its intention to pursue separation of its business into two distinct, publicly-traded entities. Upon completion of the proposed tax-free spin-off transaction, Marchex’s existing shareholders would hold interests in: (1) Marchex, a pure play mobile advertising company focused on calls, and (2) Archeo, Inc., a premium domain and advertising marketplace. The spin-off is expected to be completed in 2013.

Marchex is based in Seattle. To learn more, please visit www.marchex.com/products.

To learn more about the proposed spin-off transaction, please visit www.marchex.com/archeo

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, other financial guidance, acquisitions, projected costs, prospects, plans and objectives of management are forward-looking statements. In addition, there are certain risks and uncertainties relating to our spin-off transaction, including, but not limited to, the impact and possible disruption to our operations, the timing and certainty of completing the transaction, the high costs in connection with the spin-off which we would not be able to recoup if the spin-off is not consummated, the expectation that the spin-off will be tax-free, revenue and growth expectations for the two independent companies following the spin-off, unanticipated developments that may delay or negatively impact the spin-off, and the ability of each business to operate as an independent entity upon completion of the spin-off. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. There are a number of important factors that could cause the actual results of Marchex and/or Archeo to differ materially from those indicated by such forward-looking statements which are described in the “Risk Factors” section of Marchex’s most recent periodic report and registration statement filed with the SEC and Archeo’s Form 10 registration statement filed with the SEC. All of the information provided in this release is as of April 29, 2013 and Marchex and Archeo undertake no duty to update the information provided herein.

Contact:

Marchex Public Relations

Sonia Krishnan, 206-331-3434

Email: skrishnan (at) marchex.com